Exhibit 99.1
Bright Horizons Family Solutions Reports First Quarter of 2022 Financial Results
NEWTON, MA - (BUSINESS WIRE) - May 3, 2022 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the first quarter of 2022 and revised financial guidance for 2022.
First Quarter 2022 Highlights (compared to First Quarter 2021):
•Revenue of $460 million (increase of 18%)
•Income from operations of $31 million (increase of 127%)
•Net income of $19 million and diluted earnings per common share of $0.33 (increases of 172% and 175%, respectively)
Non-GAAP measures
•Adjusted income from operations* of $31 million (increase of 127%)
•Adjusted EBITDA* of $63 million (increase of 36%)
•Adjusted net income* of $28 million and diluted adjusted earnings per common share* of $0.47 (increases of 100% and 104%, respectively)
“We are pleased with our start to 2022, as we continue to make progress from the effects of the COVID-19 pandemic,” said Stephen Kramer, Chief Executive Officer. “Our growing list of client partners demonstrates the increasing focus and impact our services have on working parents, adult learners and the employers who rely on the talent and dedication of their diverse workforces.”
“With each month of the recovery, we see the unique strength and resilience of our business model, and our expanding service offerings are reaching a broader population of workers, thereby meeting the evolving needs of our clients,” Kramer continued. “We are privileged to support families so they can thrive and prosper at work and at home, and to help so many adult learners grow and develop in their careers by advancing their education while they work.”
First Quarter 2022 Results
Revenue increased $69.6 million, or 18%, in the first quarter of 2022 from the first quarter of 2021, primarily attributable to enrollment gains at our centers, and to a lesser extent, expanded sales and utilization of back-up care and other educational advisory services. While we continued to see steady gains in enrollment in our child care centers during the quarter, our centers are still operating below pre-COVID-19 enrollment levels during this re-ramping phase.
Income from operations was $31.2 million for the first quarter of 2022 compared to $13.7 million for the first quarter of 2021, representing a 127% increase. The increase in income from operations reflects improved gross profit contributions in the full service center-based child care segment arising from increased enrollment and a higher level of support from government programs compared to the prior year. This increase was partially offset by a reduction in income from operations in our back-up care services that reflects the shift in service delivery mix back towards pre-COVID-19 levels, with increasing utilization of traditional in-home and center-based care compared to the prior year. Net income was $19.4 million for the first quarter of 2022 compared to $7.1 million for the first quarter of 2021, an increase of 172% due to the increase in income from operations noted above, partially offset by a higher effective tax rate. Diluted earnings per common share was $0.33 for the first quarter of 2022 compared to $0.12 for the first quarter of 2021.
In the first quarter of 2022, adjusted EBITDA* increased $16.5 million, or 36%, to $62.8 million, and adjusted income from operations* increased $17.5 million, or 127%, to $31.2 million from the first quarter of 2021, due primarily to the increase in gross profit in the full service center-based child care segment, partially offset by reduced contributions from our back-up care services. Adjusted net income* increased by $13.9 million, or 100%, to $27.7 million, due to the increase in income from operations, partially offset by a higher effective tax rate. Diluted adjusted earnings per common share* was $0.47 for the first quarter of 2022 compared to $0.23 for the same period in 2021.
As of March 31, 2022, the Company had more than 1,350 client relationships with employers across a diverse array of industries, and operated 1,019 early education and child care centers with the capacity to serve approximately 114,500 children and their families, of which 989 early education and child care centers were open.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, and at times, non-recurring costs. Adjusted income from operations represents income from operations before non-recurring costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, and non-recurring costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with $257 million of cash and cash equivalents and $400 million available for borrowing under the revolving credit facility at March 31, 2022. In the three months ended March 31, 2022, we generated approximately $58.6 million of cash from operations, compared to $68.3 million for the same period in 2021, and made investments in fixed assets and other investments totaling $9.4 million, compared to $22.3 million for the same period in the prior year.
2022 Revised Outlook
Although the ongoing effects of the COVID-19 pandemic continue to affect our global operations, we remain focused on our strategic priorities to deliver high-quality education, care and workforce services. Based on current trends and expectations, we have revised 2022 guidance and we currently expect fiscal year 2022 revenue to be in the range of $2.0 billion to $2.1 billion, and diluted adjusted earnings per common share in the range of $3.05 to $3.25. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the first quarter of 2022, as well as the Company’s updated business outlook, its strategy and operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8323, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through May 24, 2022 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13726919. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, the effects of the COVID-19 pandemic on our operations, our investments, impact of our services, our market position, our client relations and partners, our future opportunities and business model, our post-pandemic recovery, enrollment levels, long-term growth and value, estimated effective tax rate and tax expense and benefits, our care solutions and expanded service offerings, our ability to respond to changing demands, our future business and financial performance, and our 2022 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of the COVID-19 pandemic, including current conditions and future developments in the public health arena; the continued impact of COVID-19 on the global economy; developments in the persistence and treatment of COVID-19 and its variants; the approval, delivery, effectiveness and public acceptance of vaccines for adults and children; vaccine and workplace mandates; the availability or lack of government support; changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the constrained labor market for teachers and staff and ability to hire and retain talent; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from recommended or mandated enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; changes in tax rates or policies or in rates of inflation; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 25, 2022, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of excess income tax benefits, transaction costs, non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, please see the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services. For 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,000 early education and child care centers in the United States, the United Kingdom, the Netherlands, and India, and serves more than 1,350 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2022	%	2021	%

	(In thousands, except share data)
Revenue	$460,409	100.0%	$390,840	100.0%
Cost of services	350,350	76.1%	309,482	79.2%
Gross profit	110,059	23.9%	81,358	20.8%
Selling, general and administrative expenses	71,746	15.6%	60,110	15.4%
Amortization of intangible assets	7,149	1.5%	7,540	1.9%
Income from operations	31,164	6.8%	13,708	3.5%
Interest expense — net	(7,046)	(1.6)%	(9,016)	(2.3)%
Income before income tax	24,118	5.2%	4,692	1.2%
Income tax benefit (expense)	(4,712)	(1.0)%	2,440	0.6%
Net income	$19,406	4.2%	$7,132	1.8%

Earnings per common share:
Common stock — basic	$0.33		$0.12
Common stock — diluted	$0.33		$0.12

Weighted average common shares outstanding:
Common stock — basic	59,094,724		60,594,947
Common stock — diluted	59,415,345		61,325,973

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2022	December 31, 2021

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$257,227	$260,980
Accounts receivable — net	187,705	210,971
Prepaid expenses and other current assets	76,141	68,320
Total current assets	521,073	540,271
Fixed assets — net	583,174	598,134
Goodwill	1,470,154	1,481,725
Other intangible assets — net	243,423	251,032
Operating lease right-of-use assets	683,547	696,425
Other assets	92,752	72,460
Total assets	$3,594,123	$3,640,047
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,000	$16,000
Accounts payable and accrued expenses	205,404	197,366
Current portion of operating lease liabilities	90,152	87,341
Deferred revenue and other current liabilities	287,053	321,468
Total current liabilities	598,609	622,175
Long-term debt — net	972,692	976,396
Operating lease liabilities	689,629	703,911
Deferred income taxes	54,932	48,509
Other long-term liabilities	105,755	109,780
Total liabilities	2,421,617	2,460,771
Total stockholders’ equity	1,172,506	1,179,276
Total liabilities and stockholders’ equity	$3,594,123	$3,640,047

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2022	2021

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,406	$7,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,576	27,282
Stock-based compensation expense	6,096	5,306
Deferred income taxes	376	1,016
Other non-cash adjustments — net	159	(964)
Changes in assets and liabilities	6,945	28,523
Net cash provided by operating activities	58,558	68,295
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(11,595)	(14,054)
Proceeds from the maturity of debt securities and sale of other investments	5,569	6,000
Purchases of debt securities and other investments	(3,180)	(5,269)
Payments and settlements for acquisitions — net of cash acquired	(147)	(8,961)
Net cash used in investing activities	(9,353)	(22,284)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(4,000)	(2,688)
Purchase of treasury stock	(39,913)	—
Taxes paid related to the net share settlement of stock options and restricted stock	(3,174)	(5,845)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	8,823	22,432
Payments of contingent consideration for acquisitions	(13,865)	—
Net cash provided by (used in) financing activities	(52,129)	13,899
Effect of exchange rates on cash, cash equivalents and restricted cash	(605)	(539)
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,529)	59,371
Cash, cash equivalents and restricted cash — beginning of period	265,281	388,465
Cash, cash equivalents and restricted cash — end of period	$261,752	$447,836

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total

	(In thousands)
Three Months Ended March 31, 2022
Revenue	$353,932	$80,844	$25,633	$460,409
Income from operations	7,161	20,458	3,545	31,164
Adjusted income from operations	7,161	20,458	3,545	31,164
As a percentage of revenue	2%	25%	14%	7%

Three Months Ended March 31, 2021
Revenue	$290,319	$76,355	$24,166	$390,840
Income (loss) from operations	(17,967)	27,190	4,485	13,708
Adjusted income (loss) from operations	(17,967)	27,190	4,485	13,708
As a percentage of revenue	(6)%	36%	19%	4%

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(Unaudited)

	Three Months Ended March 31,
	2022	2021

	(In thousands, except share data)
Net income	$19,406	$7,132
Interest expense — net	7,046	9,016
Income tax expense (benefit)	4,712	(2,440)
Depreciation	18,427	19,742
Amortization of intangible assets (a)	7,149	7,540
EBITDA	56,740	40,990
As a percentage of revenue	12%	10%
Additional adjustments:
Stock-based compensation expense (b)	6,096	5,306
Other costs	—	—
Total adjustments	6,096	5,306
Adjusted EBITDA	$62,836	$46,296
As a percentage of revenue	14%	12%

Income from operations	$31,164	$13,708
Other costs	—	—
Adjusted income from operations	$31,164	$13,708
As a percentage of revenue	7%	4%

Net income	$19,406	$7,132
Income tax expense (benefit)	4,712	(2,440)
Income before income tax	24,118	4,692
Amortization of intangible assets (a)	7,149	7,540
Stock-based compensation expense (b)	6,096	5,306
Other costs	—	—
Adjusted income before income tax	37,363	17,538
Adjusted income tax expense (c)	(9,640)	(3,683)
Adjusted net income	$27,723	$13,855
As a percentage of revenue	6%	4%

Weighted average common shares outstanding — diluted	59,415,345	61,325,973
Diluted adjusted earnings per common share	$0.47	$0.23

(a)Represents amortization of intangible assets, including quarterly amortization expense of $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(c)Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 26% and 21% for the three months ended March 31, 2022 and 2021, respectively. The tax rate for 2022 represents a tax rate of approximately 27% applied to the expected adjusted income before income tax, less the estimated effect of excess tax benefits related to equity transactions. However, the jurisdictional mix of the expected adjusted income before income tax for the full year, and the timing and volume of the tax benefits associated with future equity activity will affect these estimates and the estimated effective tax rate for the year.